Exhibit 99.2

Barteca Holdings, LLC
and Subsidiaries

Consolidated Financial Statements
and Independent Auditor's Report

January 2, 2018, January 3, 2017,
and December 29, 2015
(Restated)

Independent Auditor's Report

To the Members
Barteca Holdings, LLC

We have audited the accompanying consolidated financial statements of Barteca Holdings, LLC and Subsidiaries, which comprise the consolidated balance sheets as of January 2, 2018, January 3, 2017 and December 29, 2015, and the related consolidated statements of operations, members' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barteca Holdings, LLC and Subsidiaries as of January 2, 2018, January 3, 2017 and December 29, 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Restatement
As discussed in Note 14 to the consolidated financial statements, the Company has restated its previously reported consolidated balance sheets as of January 2, 2018, January 3, 2017 and December 29, 2015 and the related consolidated statements of operations, members' equity and cash flows for the years then ended for the impact of build-to-suit accounting treatment for certain arrangements that do not qualify for sale-leaseback accounting. Our opinion is not modified with respect to that matter.

Jericho, New York
April 13, 2018

(except for Note 14 and the impact of the restatement described therein on Note 1, Note 2, Note 7 and the acquisition transaction described in the second paragraph on Note 15, as to which the date is May 31, 2018)

Barteca Holdings, LLC and Subsidiaries
Consolidated Balance Sheets
January 2, 2018, January 3, 2017, and December 29, 2015

	January 2, 2018	January 3, 2017	December 29, 2015
	(restated)	(restated)	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,243,794	$3,574,927	$10,423,827
Accounts receivable	1,316,839	373,712	348,188
Tenant allowance receivables	1,814,115	1,336,248	192,690
Inventories	2,236,528	1,863,028	1,605,044
Due from employees	1,321,116	219,914	197,508
Prepaid expenses	1,318,576	1,174,448	852,297
Other current assets	1,670,383	1,273,859	1,132,442
Total current assets	12,921,351	9,816,136	14,751,996

Property and equipment, net	57,189,681	43,606,879	33,878,970

Security deposits	1,219,945	1,002,490	869,100
Liquor license	821,232	796,232	605,030
Interest rate swap	25,210	—	—
Intangible assets - other, net	364,158	637,232	593,009
Intangible asset - trade names	2,250,000	2,250,000	2,250,000
Goodwill	24,755,915	24,755,915	24,755,915
Total assets	$99,547,492	$82,864,884	$77,704,020

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$3,790,251	$2,733,795	$4,213,320
Accrued expenses	3,174,801	3,361,440	1,874,058
Current portion of long-term debt	2,883,948	2,708,809	2,708,144
Current portion of financing lease obligations	1,062,784	946,545	760,087
Accrued payroll	2,656,176	2,236,142	2,014,692
Gift card liabilities	1,376,148	1,170,050	1,292,959
Sales tax payable	838,209	800,800	587,557
Total current liabilities	15,782,317	13,957,581	13,450,817

Long-term debt, net of current portion, net of deferred financing costs	52,410,405	48,135,098	50,688,734
Financing lease obligations, net of current portion	3,484,458	2,584,306	1,329,610
Interest rate swap	—	268,613	171,096
Deferred rent	6,689,466	4,153,352	3,167,376
Total liabilities	78,366,646	69,098,950	68,807,633

Members' equity:
Class A Common Units; stated value $1.00; 3,084,241 units authorized, issued and outstanding as of January 2, 2018, January 3, 2017, and December 29, 2015	3,084,241	3,084,241	3,084,241
Class B and Class C Common Units; collectively 493,453, 469,794, and 473,568 units authorized as of January 2, 2018, January 3, 2017, and December 29, 2015, respectively; 0 units issued and outstanding	—	—	—
Members' equity	18,096,605	10,681,693	5,812,146
Total members' equity	21,180,846	13,765,934	8,896,387
Total liabilities and members' equity	$99,547,492	$82,864,884	$77,704,020
See Notes to Consolidated Financial Statements.

Barteca Holdings, LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended January 2, 2018, January 3, 2017, and December 29, 2015

	January 2, 2018	January 3, 2017	December 29, 2015
	(restated)	(restated)	(restated)
Revenue
Food	$72,584,010	$59,066,864	$46,934,317
Wine, liquor, beer and other beverages	55,041,357	46,631,039	38,773,737
Other	544,423	714,088	130,851
Total revenue	128,169,790	106,411,991	85,838,905
Costs of sales
Cost of restaurant sales	31,869,133	25,642,073	20,972,959
Restaurant labor	40,304,464	32,983,185	26,885,833
Restaurant operating expenses	17,567,006	14,396,868	11,790,275
Restaurant occupancy costs	5,758,566	4,864,035	4,263,052
Total costs of sales	95,499,169	77,886,161	63,912,119
Operating expenses
Depreciation and amortization	6,111,790	4,608,151	3,485,472
General and administrative	12,847,012	11,171,814	12,633,734
Management fees	406,753	383,515	230,563
Loss (gain) from settlement	(673,973)	1,518,975	—
Pre-opening costs	2,133,868	1,728,060	1,524,510
Total operating expenses	20,825,450	19,410,515	17,874,279
Net operating income before deal expenses	11,845,171	9,115,315	4,052,507
Deal expenses
Transaction costs	—	191,428	949,632
Bonuses related to transaction	—	—	1,139,144
Total deal expenses	—	191,428	2,088,776
Net operating income	11,845,171	8,923,887	1,963,731
Other expense
Interest expense	3,698,310	3,583,364	2,019,666
Loss on vendor prepayment	—	—	215,607
Loss on disposal of assets	227,690	389,128	37,927
Loss on extinguishment of debt	—	—	352,648
Total other expense	3,926,000	3,972,492	2,625,848
Income (loss) before provision for income taxes	7,919,171	4,951,395	(662,117)
Provision for income taxes	225,237	17,869	59,220
Net income (loss)	$7,693,934	$4,933,526	$(721,337)
See Notes to Consolidated Financial Statements.

Barteca Holdings, LLC and Subsidiaries
Consolidated Statements of Members’ Equity
Years Ended January 2, 2018, January 3, 2017, and December 29, 2015

	Series A preferred units		Class A common units		Class B common units		Class C common units
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Members' equity (accumulated deficit)	Total members' equity
Balance, December 30, 2014	23,961,146	$23,961,146	2,698,553	$2,698,553	—	$—	—	$—	$(1,689,499)	$24,970,200
Restatement - see Note 14	—	—	—	—	—	—	—	—	219,276	219,276
Balance at December 30, 2014, as restated	23,961,146	23,961,146	2,698,553	2,698,553	—	—	—	—	(1,470,223)	25,189,476
Preferred units redeemed	(78,843)	(78,843)	—	—	—	—	—	—	(21,157)	(100,000)
Class B common units exercised	—	—	—	—	885	—	—	—	—	—
Class B common units redeemed	—	—	—	—	(885)	—	—	—	(14,000)	(14,000)
Distributions	—	—	—	—	—	—	—	—	(225,541)	(225,541)
Preferred units converted and redeemed	(23,882,303)	(23,882,303)	—	—	—	—	—	—	(8,100,234)	(31,982,537)
Common A units redeemed	—	—	(977,924)	(977,924)	—	—	—	—	(42,051,550)	(43,029,474)
Class B common units exercised	—	—	—	—	61,802	—	—	—	—	—
Class B common units redeemed	—	—	—	—	(61,802)	—	—	—	(2,719,284)	(2,719,284)
Class C common unts exercised	—	—	—	—	—	—	32,620	—	92,305	92,305
Class C common units redeemed	—	—	—	—	—	—	(32,620)	—	(1,435,301)	(1,435,301)
Issuance of Common A units	—	—	1,363,612	1,363,612	—	—	—	—	58,636,388	60,000,000
Stock-based compensation on incentive units	—	—	—	—	—	—	—	—	3,842,080	3,842,080
Net loss, as restated - see Note 14	—	—	—	—	—	—	—	—	(721,337)	(721,337)
Balance, December 29, 2015	—	$—	3,084,241	$3,084,241	—	$—	—	$—	$5,812,146	$8,896,387
Class B common units exercised	—	—	—	—	5,032	—	—	—	8,051	8,051
Class B common units redeemed	—	—	—	—	(5,032)	—	—	—	(235,196)	(235,196)
Class C common unts exercised	—	—	—	—	—	—	1,258	—	18,172	18,172
Class C common units redeemed	—	—	—	—	—	—	(1,258)	—	(62,246)	(62,246)
Stock-based compensation on incentive units	—	—	—	—	—	—	—	—	207,240	207,240
Net income, as restated - see Note 14	—	—	—	—	—	—	—	—	4,933,526	4,933,526
Balance, January 3, 2017	—	$—	3,084,241	$3,084,241	—	$—	—	$—	$10,681,693	$13,765,934
Class C common unts exercised	—	—	—	—	—	—	2,823	—	—	—
Class C common units redeemed	—	—	—	—	—	—	(2,823)	—	(149,619)	(149,619)
Tax distributions	—	—	—	—	—	—	—	—	(467,597)	(467,597)
Stock-based compensation on incentive units	—	—	—	—	—	—	—	—	338,194	338,194
Net income, as restated - see Note 14	—	—	—	—	—	—	—	—	7,693,934	7,693,934
Balance, January 2 2018	—	$—	3,084,241	$3,084,241	—	$—	—	$—	$18,096,605	$21,180,846
See Notes to Consolidated Financial Statements.

Barteca Holdings, LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended January 2, 2018, January 3, 2017, and December 29, 2015

	January 2, 2018	January 3, 2017	December 29, 2015
	(restated)	(restated)	(restated)
Cash flows from operating activities
Net income (loss)	$7,693,934	$4,933,526	$(721,337)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	6,111,790	4,608,151	3,485,472
Amortization of intangible assets	98,074	80,777	152,005
Deferred rent	2,536,114	985,976	1,089,291
Amortization of deferred financing fees	201,093	153,962	88,566
Stock-based compensation	338,194	207,240	3,842,080
Interest rate swap	(293,823)	97,517	51,175
Breakage income on gift cards	(228,926)	(358,856)	—
Loss on extinguishment of debt	—	—	352,648
Loss on disposal of assets	225,000	389,128	37,927
Accretion of financing lease obligations	1,592,937	1,508,709	1,174,612
Changes in operating assets and liabilities
Accounts and tenant allowance receivables	(1,420,994)	(1,169,082)	(21,707)
Due from employees	(1,101,202)	(22,406)	578,871
Inventories	(373,500)	(257,984)	(204,039)
Prepaid expenses and other current assets	(540,652)	(463,568)	74,196
Accounts payable and accrued expenses	869,817	7,857	3,474,340
Accrued payroll	420,034	221,450	789,993
Gift card liabilities	435,024	235,947	366,513
Sales tax payable	37,409	213,243	233,474
Security deposits	(217,455)	(133,390)	(183,684)
Net cash provided by operating activities	16,382,868	11,238,197	14,660,396
Cash flows from investing activities
Key money on leases	(50,000)	(125,000)	(50,000)
Acquisition of property and equipment	(19,324,593)	(14,032,656)	(14,796,629)
Purchase of liquor license	(25,000)	(191,202)	—
Net cash used in investing activities	(19,399,593)	(14,348,858)	(14,846,629)
Cash flows from financing activities
Proceeds from long-term debt	7,000,000	—	60,000,000
Payments on long-term debt	(2,750,647)	(2,706,933)	(30,295,228)
Payments on finaning lease obligations	(946,545)	(760,087)	(457,880)
Debt Issuance costs	—	—	(998,892)
Issuance of Class A Common Units	—	—	60,000,000
Redemption of Series A Preferred Units	—	—	(32,082,537)
Redemption of Class A Common Units	—	—	(43,029,474)
Redemption of Class B Common Units	—	(227,145)	(2,733,284)
Redemption of Class C Common Units	(149,619)	(44,074)	(1,342,996)
Distributions to members	(467,597)	—	(225,541)
Net cash provided by (used in) financing activities	2,685,592	(3,738,239)	8,834,168
Net increase (decrease) in cash and cash equivalents	(331,133)	(6,848,900)	8,647,935
Cash and cash equivalents, beginning	3,574,927	10,423,827	1,775,892
Cash and cash equivalents, end	$3,243,794	$3,574,927	$10,423,827
Supplemental disclosure of cash flow data
Interest paid	$2,407,404	$2,664,067	$1,726,432
Supplemental disclosure of noncash investing and financing activity
Tenant allowance receivables	$1,814,115	$1,336,248	$192,690
Financing lease obligations resulting from build to suit leases	$369,999	$692,532	$562,556
See Notes to Consolidated Financial Statements.

Barteca Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
January 2, 2018, January 3, 2017, and December 29, 2015

Note 1 - Business and summary of accounting policies
Description of business
Barteca Holdings, LLC (the "Company") and its wholly owned subsidiaries own and operate Barcelona Wine Bar and bartaco restaurants with locations in Alabama, Connecticut, Colorado, Florida, Georgia, Massachusetts, New York, North Carolina, Pennsylvania, Tennessee, Virginia, and Washington, DC. As of January 2, 2018, January 3, 2017, and December 29, 2015, the Company had 29, 25, and 22 restaurants opened, respectively. The Company also opened a retail wine shop during 2015. The Company has aggregated its operations to one reportable segment. The members have no further obligation to contribute additional amounts of capital to the Company. In addition, the liability of the members of the Company is limited to the members' total capital contributions.
Principles of consolidation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Fiscal year
The Company operates on a 52- or 53-week fiscal year that ends on the closest Tuesday to December 31. Fiscal year 2017 had 52 weeks and began on January 4, 2017 and ended on January 2, 2018. Fiscal year 2016 had 53 weeks and began on December 30, 2015 and ended on January 3, 2017. Fiscal year 2015 had 52 weeks and began on December 31, 2014 and ended on December 29, 2015.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
For purpose of the consolidated statements of cash flows, the Company considers all highly-liquid, short-term investments purchased with an original maturity of three months or less to be cash equivalents. The Company considers credit card receivables as a cash equivalent, as they are converted to cash within two to three days.
The Company maintains all of its cash and cash equivalents in accounts with financial institutions in the United States in the form of demand deposits. Deposits in these institutions may exceed the amounts of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash.
Inventories
Inventories consisting of food and beverages are stated at the lower of cost or market; cost is determined using the first-in, first-out method. Spoilage is expensed as incurred. The Company purchases products from a number of suppliers and believes there are alternative suppliers.
Vendor agreements
The Company had an arrangement with a vendor whereby certain inventory items were negotiated in bulk for a set price. These inventory items were paid for in advance for the agreed-upon quantity and price. As of January 2, 2018, January 3, 2017, and December 29, 2015, there were no advances for inventory. In 2015, the Company wrote off approximately $216,000 of prepayments to the vendor due to the vendor going out of business.
Property and equipment
Property and equipment are recorded at cost and depreciated over the assets' estimated useful lives using the straight-line method. Leasehold improvements, which include the cost of improvements funded by landlord incentives or allowances, are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets, which typically range from five to twenty years. Lease renewal options are taken into consideration on a lease by lease basis. Machinery and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Purchased software is amortized over a period of five years. Building improvements depreciated using the straight-line method over the estimated useful lives of 30 years. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the respective accounts and the related gains or losses are credited or charged to net income.
The Company reviews property and equipment, along with other long-lived assets, to determine if triggering events have occurred that would require a test to determine if the carrying value of these assets may not be recoverable based on estimated future undiscounted cash flows. Assets are reviewed at the lowest level for which cash flows can be identified, which is the individual restaurant level. In determining future cash flows, significant estimates are made by management with respect to future operating results of each restaurant over its remaining lease term. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally determined by estimated discounted future cash flows. All property and equipment are considered recoverable as of January 2, 2018 and January 3, 2017, and December 29, 2015.
The Company capitalizes, as part of its new restaurant construction, certain directly related pre-construction development and site acquisition costs primarily consisting of broker and site investigation costs. Additionally, direct and external construction management oversight costs are capitalized as part of the construction cost of new restaurants. The Company accumulates its costs in its construction-in-progress account until the restaurant opens. At that time, the costs accumulated to date are reclassified to property and equipment and are depreciated according to the Company's depreciation policies.
Intangible assets
Identifiable intangible assets consist of the value of favorable and unfavorable lease terms, compared to market, of leases acquired at the original acquisition date and key money on certain acquired leases. These assets are being amortized over the term of the underlying lease.
Goodwill and trade names
Goodwill is the result of the cost less the fair value allocated to the net assets of the acquired business. Goodwill is not amortized and is evaluated for impairment annually and whenever there is an indication that it might be impaired. Goodwill is evaluated at the reporting unit level which is the overall Company performance, not at an individual store location level. Goodwill is first evaluated based on qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after the evaluation of qualitative factors, it is determined that it is unlikely that the fair value is less than the reporting unit carrying value, then no further testing is deemed necessary. If after the evaluation of qualitative factors, it is determined that the carrying value exceeds the fair value, then a two-step impairment test is performed to determine the potential impairment. The two-step test consists of first calculating the fair value of the goodwill and comparing it to the carrying value to determine if impairment exists. If impairment exists, then the second step is used to determine the amount of the impairment. Management has determined that no calculation is necessary based on the qualitative evaluation and, thus, goodwill was not evaluated for further impairment as of January 2, 2018.
Trade names were acquired at fair value. The trade names were determined to have indefinite lives and, therefore, are not amortized and are evaluated for impairment annually and whenever there is an indication of impairment. Trade names are first evaluated based on qualitative factors to determine whether it is more likely than not that the fair value is less than their carrying value. If, after the evaluation of qualitative factors, it is determined that it is unlikely that the fair value is less than the carrying value, no further testing is deemed necessary. If after the evaluation of qualitative factors, it is determined that the carrying value exceeds the fair value, then the trade names are tested for impairment using the Relief of Royalty Method to determine potential impairment. The Relief of Royalty Method is an economic use approach to valuation which determines the value of trade names in relation to the royalty rate that would be payable for its use were it owned by a third party. Management has evaluated and concluded that no impairment exists as of January 2, 2018.
Deferred rent
The Company accounts for its operating leases on a straight-line basis resulting in deferred rent. Deferred rent consists of reimbursement of costs of leasehold improvements from the Company's lessors and adjustments to recognize rent expense on a straight-line basis. Reimbursements are amortized on a straight-line basis over the lesser of the useful life or the term of the applicable lease, without consideration of renewal options. Leases typically have an initial lease term between 5 and 20 years and contain renewal options under which the Company may extend the terms for periods of 5 years. Certain leases contain rent escalation clauses that require higher rental payments in later years. Leases may also contain rent holidays, or free rent periods, during the lease term. Rent expense is recognized on a straight-line basis over the term of the lease commencing at the start of the construction period for the restaurant, without consideration of renewal options, unless renewals are reasonably assured because failure to renew would result in an economic penalty.

Financing lease arrangements
The Company evaluates arrangements for which it is involved in the construction of leased restaurant space to determine whether build-to-suit accounting criteria have been met.  When arrangements meet such criteria, the Company is the deemed owner of the construction project, which is generally limited to the leased restaurant space and build-out thereof.  The Company capitalizes the related construction costs and recognizes a financing lease obligation for the construction costs incurred by the landlord when it is the deemed owner of the project.  When a construction project for which the Company is the deemed owner is complete, the Company is required under applicable accounting guidance to determine whether it can remove the capitalized construction costs incurred by the landlord and the corresponding financing lease obligation from its consolidated balance sheet by applying sale-leaseback accounting criteria.
If the sale-leaseback criteria is met, the Company would derecognize the capitalized construction costs incurred by the landlord as well as the corresponding financing lease obligation, and would apply operating lease accounting unless the lease qualified for capital lease classification.  When the sale-leaseback criteria is not met due to a form of prohibited continuing involvement such as the Company not being reimbursed by the landlord for certain construction costs, the Company accounts for the transaction as a financing and as if it were the legal owner of the completed construction project, which is included in the consolidated balance sheets as building improvements within property and equipment.  For such transactions, the Company depreciates the capitalized asset and accretes the related financing lease obligation using the effective interest method.  Depreciation on these assets and interest on the related financing lease obligations are recognized in depreciation and amortization and interest expense, respectively, in the Company's consolidated statements of operations.  The Company recognizes the lease payments in such transactions as a reduction of the accreted balance of the respective financing lease obligation.
Revenue recognition and deferred revenue
Revenue from restaurant sales is recognized when food and beverage products are sold. Revenue from the Company's wine store is recognized when wine products are sold. All sales taxes collected are presented on a net basis and are excluded from revenue. The Company recognizes sales of gift cards as deferred revenue until the gift cards are redeemed, at which time revenue is recognized.
Gift cards
The Company sells gift cards that are redeemable for food and beverages in its restaurants. The Company manages the gift card program, and therefore collects all funds from the activation of gift cards. A liability for unredeemed gift cards, as well as historical gift certificates sold, is included in gift card liabilities in the consolidated balance sheets.
There are no expiration dates on the Company's gift cards, and the Company does not charge any service fees. While the Company honors all gift cards presented for payment, the Company may determine the likelihood of redemption to be remote for certain cards due to long periods of inactivity. In these circumstances, the Company may recognize income from unredeemed gift cards ("breakage income") if they are not subject to unclaimed property laws. Currently, all of the gift cards are issued out of Barcard, LLC, a wholly owned subsidiary of the Company. Barcard, LLC is in a jurisdiction in which gift cards are not subject to unclaimed property laws.
The Company estimates and recognizes breakage income at the point in time when the likelihood of redemption of any remaining card balance becomes remote, generally after a period of sufficient inactivity that the Company estimates to be after the first year. The estimates are determined by calculating actual historical redemption rates and applying those rates to the unredeemed gift cards based on their date of issuance. The proportion of unredeemed cards that are then unlikely to be redeemed is then recognized as breakage income.
During the years ended January 2, 2018 and January 3, 2017, the Company recognized total breakage income on gift cards of $228,926 and $358,856, respectively. There was no breakage income on gift cards recognized during the year ended December 29, 2015. Breakage income is included in other revenue on the consolidated statements of operations.

Marketing and advertising
Marketing and advertising costs are expensed in the period incurred. Marketing and advertising expenses for the year ended January 2, 2018 were $920,570, of which $726,520 is included in restaurant operating expenses and $194,050 is included in general and administrative expenses in the consolidated statements of operations. Marketing and advertising expenses for the year ended January 3, 2017 were $820,139, of which $620,162 is included in restaurant operating expenses and $199,977 is included in general and administrative expenses in the consolidated statements of operations. Marketing and advertising expenses for the year ended December 29, 2015 were $858,583, of which $742,919 is included in restaurant operating expenses and $115,664 is included in general and administrative expenses in the consolidated statements of operations.

Pre-opening costs
Pre-opening costs incurred with the opening of new restaurants are expensed as incurred. These costs include professional fees, straight-line rent during construction, wages, benefits, travel and lodging for the training and opening management teams, and food, beverage and other restaurant operating expenses incurred prior to a restaurant opening for business.
Income taxes
The Company and its subsidiaries are limited liability companies ("LLCs") and their wholly owned subsidiaries are single member LLCs. The consolidated operations are taxed as partnerships. The results of the Company's operations are included in the taxable income of the members. As a result, no provision for federal income taxes has been included in the consolidated financial statements. The Company is subject to various state and local taxes, when applicable. The Company does not have any entity level uncertain tax positions. The Company believes its tax status as a pass-through entity would be sustained under U.S. federal, state or local tax examination. The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and is generally subject to examination by U.S. federal (or state and local) income tax authorities for three years from the filing of a tax return. As of January 2, 2018, January 3, 2017, and December 29, 2015, the Company is not aware of any uncertain tax positions requiring adjustment to or disclosure in the consolidated financial statements. While no income tax returns filed by the Company are currently being examined by the Internal Revenue Service, tax years since 2014 remain open.
Risks and uncertainties
All phases of the Company's operations are subject to a number of uncertainties, risks and other influences, many of which are outside of its control and any one of which, or a combination of which, could materially affect its consolidated results of operations. These risks and uncertainties include competition from larger restaurant companies, dependence on growth strategy, dependence on consumer preferences and perceptions, interruption of supply or delivery of fresh food products and dependence on a few individuals in management positions in the Company.
Fair values of financial instruments
The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, interest rate swaps and short and long-term debt. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of their short-term maturity. The difference between the notional amount and fair value of the interest rate swaps are recognized as an adjustment to interest expense and a related asset or liability is recorded. The carrying amount of short and long-term debt approximates its fair value due to the variable interest rate it carries.
Derivative financial instruments
The Company accounts for derivative financial instruments in accordance with Accounting Standards Codification 815, Accounting for Derivative Instruments and Hedging Activities, which requires that all derivative instruments be recorded on the consolidated balance sheets at fair value. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in the results of operations. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For derivative instruments that are designated and qualify as a net investment hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss). Any ineffective portion of the gain or loss on the derivative instrument for a cash flow hedge or net investment hedge is recorded in the results of operations immediately. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the results of operations immediately. See Note 6 for a discussion of the Company's use of interest rate swaps.
Stock-based compensation
Expenses related to employee stock options and stock-based payments are recognized over the relevant service period based on the fair value of each option granted.
Recently issued relevant accounting pronouncements
In May 2014, Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2014-09, "Revenue from Contracts with Customers (Topic 606)," which supersedes the revenue recognition requirements in Accounting Standards Codification ("ASC") 605-Revenue Recognition and most industry-specific guidance throughout the ASC. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. For public entities, this ASU was effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). For all other entities, this ASU is effective for annual reporting periods beginning after December 15, 2018

(including interim reporting periods within those periods). Early adoption is permitted. The Company does not expect the adoption of ASU to have a material impact on its consolidated financial statements.
In February 2017, the FASB issued ASU 2017-02, "Leases (Topic 842)," which will require lessees to report most leases as assets and liabilities on the balance sheet, while lessor accounting will remain substantially unchanged. This ASU requires a modified retrospective transition approach for existing leases, whereby the new rules will be applied to the earliest year presented. For public entities, the new standard is effective for reporting periods beginning after December 15, 2018. For all other entities, the new standard is effective for reporting periods beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements but believes it will have a significant impact on its assets and liabilities.
Subsequent events
The Company has evaluated subsequent events through April 13, 2018, the date the restated consolidated financial statements were available to be issued.
Reclassifications
Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.
Note 2 - Property and equipment, net, as restated
Property and equipment consist of the following:

	January 2, 2018	January 3, 2017	December 29, 2015
Building improvements	$14,187,612	$10,975,878	$8,186,003
Software	821,830	668,400	531,356
Furniture and fixture	5,911,251	4,804,281	3,630,337
Machinery and equipment	10,228,318	7,553,516	5,553,339
Leasehold improvements	38,421,245	30,044,855	22,784,468
Artwork	590,766	413,320	200,000
Construction in progress	5,868,161	1,872,164	1,806,741
	76,029,183	56,332,414	42,692,244
Less accumulated depreciation	18,839,502	12,725,535	8,813,274
Total	$57,189,681	$43,606,879	$33,878,970
Depreciation and amortization expenses were $6,111,790, $4,608,151, and $3,485,472 for the years ended January 2, 2018, January 3, 2017, and December 29, 2015, respectively, and are included in depreciation and amortization on the consolidated statements of operations. During the years ended January 3, 2017 and December 29, 2015, the Company disposed of fixed assets resulting in losses on disposal of $389,128 and $37,927, respectively. There were no disposals during the year ended January 2, 2018.
During the year ended January 3, 2017, the Company had a fire in one of its restaurants that prevented it from operating for a period of time. During this time, the Company lost profits and incurred additional costs to support a reopening of the store. The Company received proceeds for business interruption from its insurance carrier for the lost profits and additional costs. The Company recognized in other revenue $196,908 that is equal to the insurance proceeds netted against the additional costs incurred during the loss period.
Note 3 - Intangible assets - other, net
Identified intangible assets at January 2, 2018, January 3, 2017, and December 29, 2015, net of accumulated amortization, consist of the following:

January 2, 2018	Useful lives (years)	Gross assets	Accumulated amortization	Net assets
Key money on leases	10-15	$500,000	$258,204	$241,796
Leasehold interests, net	3 to 10	739,200	616,838	122,362
Total intangible assets - other, net		$1,239,200	$875,042	$364,158

January 3, 2017	Useful lives (years)	Gross assets	Accumulated amortization	Net assets
Key money on leases	10-15	$675,000	$214,897	$460,103
Leasehold interests, net	3 to 10	739,200	562,071	177,129
Total intangible assets - other, net		$1,414,200	$776,968	$637,232

December 29, 2015	Useful lives (years)	Gross assets	Accumulated amortization	Net assets
Key money on leases	10	$550,000	$171,590	$378,410
Leasehold interests, net	3 to 10	739,200	524,601	214,599
Total intangible assets - other, net		$1,289,200	$696,191	$593,009
Leasehold interests represent the fair value of above or below market lease commitments entered into as a result of the original acquisition. The amounts are amortized or accreted on a lease by lease basis over its respective term.
Key money on leases represents amounts paid to former tenants to vacate the lease earlier and for the Company to assume the existing lease. The asset is amortized over the initial lease term. During the year ended January 2, 2018, the Company wrote off $225,000 of key money related to an abandoned location. The loss is included in loss on disposal of assets in the consolidated statements of operations.
Total amortization expense of intangible assets was $98,074, $80,777, and $152,005 for the years ended January 2, 2018, January 3, 2017, and December 29, 2015, respectively, and is included in restaurant occupancy costs in the consolidated statements of operations.
Total estimated amortization expense for each of the five years through fiscal year 2022 and thereafter will be $89,289, $85,925, $63,734, $51,097, $44,605 and $29,508.
Note 4 - Intangible asset - trade names
Intangible asset - trade names, with indefinite lives and not amortized, as of January 2, 2018, January 3, 2017, and December 29, 2015 consist of the following:

Barcelona Wine Bar	$2,000,000
Bartaco	250,000
Total	$2,250,000

Note 5 - Long-term debt and credit facility
On December 31, 2013, the Company entered into a credit agreement with a lender. The credit agreement consisted of a $19,000,000 term loan, a $6,000,000 development loan and a $1,000,000 revolver. The credit agreement matured on December 30, 2018. In September 2014, the Company and the lender amended the credit agreement. The amendment increased the development loan from $6,000,000 to $14,000,000 and modified certain restricted covenants. The term loan required quarterly principal payments of $237,500, which began on April 1, 2014 with the remaining balance due at the maturity date. Repayments of borrowings under the development loan were due quarterly based on a percentage of the initial outstanding balance as defined in the agreement and set to commence during the first quarter of 2015. The agreement contained certain restrictive covenants, including capital spending limits and certain financial ratios, as defined. The credit agreement is collateralized by certain assets of the Company, as defined. Interest under the credit agreement, for each loan, is calculated, from time-to-time, on the outstanding balance using an index rate, as defined, plus an applicable margin ranging from 2.70% to 4.20%, as defined. During the year ended December 29, 2015, the Company borrowed an additional $6,000,000 on the above development loan.
On December 15, 2015, the Company refinanced the above credit agreement. Under the new credit agreement, the borrowing capacity increased to $74,000,000 consisting of a term loan of $54,000,000, a development loan of $15,000,000 and a revolving line of credit of $5,000,000. The Company fully utilized the term loan of $54,000,000. Proceeds from the term loan were used to repay the outstanding balance of the existing credit agreement at the date of refinancing and redemption of equity units in connection with a recapitalization. The credit agreement matures on December 15, 2020. The term loan required quarterly payments of $675,000 commencing on March 31, 2016 with the remaining balance due at the maturity date. Borrowings under the development loan are due quarterly based on a percentage of the initial outstanding balance, as defined in the agreement, and set to commence on the last day of each calendar quarter. The agreement contains certain restricted covenants, including capital spending limits and certain financial ratios, as defined. The credit agreement is collateralized by certain assets of the Company, as defined. Interest under the credit agreement, for each loan, is calculated, from time-to-time, on the outstanding balance using an index rate, as defined, plus applicable margin ranging from 2.75% to 3.75%. During the year ended January 2, 2018, the Company borrowed an additional $7,000,000 on their development loan. As of January 2, 2018, January 3, 2017, and December 29, 2015, the outstanding balance under this credit agreement was $48,600,000, $51,300,000, and $54,000,000, respectively, which relates to the term loan. The Company capitalized costs totaling $925,935 relating to this credit agreement. Of this amount, $919,231 was paid using funds from a recapitalization (Note 8). These costs are being amortized using the effective interest method over the life of the credit agreement, which is five years.
The above December 15, 2015 refinance of the credit agreement was accounted for as a debt extinguishment since the terms of the new credit agreement are substantially different from the terms of the old credit agreement. As a result of the debt extinguishment, the Company expensed the unamortized portion of deferred financing costs of $352,648 relating to the old credit agreement.
At January 2, 2018, the Company was in compliance with all required covenants.
On December 1, 2013, the Company obtained a mortgage note in the amount of $351,750 to purchase a house. The note matures on December 1, 2038 and bears interest at a rate of 4.90% per annum for the first five years and adjusted every five years thereafter, as defined, until maturity. The note requires monthly payments of principal and interest of $2,036 commencing on January 1, 2014. As of January 2, 2018, January 3, 2017, and December 29, 2015, the outstanding balance under this note was $320,029, $327,856, and $336,664, respectively.
The balance of the deferred financing costs as of January 2, 2018, January 3, 2017, and December 29, 2015 was $581,926, $783,948, and $939,786, respectively, and is recorded as a direct reduction to the outstanding debt balance on the consolidated balance sheets.
Future principal payment requirements under the term loan and mortgage payable note in each of the five years subsequent to January 2, 2018 and thereafter are as follows:

2018	$2,883,948
2019	4,278,146
2020	48,422,367
2021	10,362
2022	10,881
Thereafter	270,575
Principal amount	55,876,279
Less: Unamortized deferred financing costs	(581,926)
Less: Current portion of long-term	(2,883,948)
Total long-term debt	$52,410,405
See Note 7 regarding the Company's financing lease obligations.
Note 6 - Derivative financial instruments and fair value measurements
The Company manages interest rate risk on its floating rate debt using interest rate swaps. The Company entered into fixed interest rate swaps to alter its exposure to the impact of changing interest rates on its consolidated results of operations and future cash outflows for interest.
The fair value and notional amounts of derivative financial instruments at January 2, 2018, January 3, 2017, and December 29, 2015 are presented below:

January 2, 2018	Notional amount	Fair value (liability)	Weighted average maturity (years)
Interest rate swaps not designated as effective hedges:
Interest rate swaps	$36,500,000	$25,210	3 years

January 3, 2017	Notional amount	Fair value (liability)	Weighted average maturity (years)
Interest rate swaps not designated as effective hedges:
Interest rate swaps	$38,000,000	$(268,613)	3 years

December 29, 2015	Notional amount	Fair value (liability)	Weighted average maturity (years)
Interest rate swaps not designated as effective hedges:
Interest rate swaps	$40,000,000	$(171,096)	3 years
During 2015, the Company entered into an interest rate swap agreement that consolidated the existing swap agreements and increased the notional amount to $40,000,000, which has since decreased to $36,500,000 as of January 2, 2018. The swap exchanges the variable interest rate ("LIBOR") for a fixed rate over the term, which expires December 31, 2018. Settlement in interest is performed quarterly.
The effective weighted LIBOR rate was 1.36% for the year ended January 2, 2018.
The swap has not been designated as a highly effective cash flow hedge; therefore, changes in the fair value of the interest rate swap agreement are recorded in the consolidated statements of operations as interest expense. The fair value of the interest rate swaps is recorded as a long-term asset or liability. During the years ended January 2, 2018, January 3, 2017, and December 29, 2015, the Company included $293,823 as net interest income, $97,517 as net interest expense, and $51,175 as net interest expense, respectively, related to the change in fair value of the interest rate swap agreements.
The Company values its financial assets and liabilities based on the price that would be received to sell an asset or to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs is used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to level 1 inputs.

Level 2:
Observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to level 3 inputs.
In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty risk in its assessment of fair value.
The interest rate swaps are designated as a level 2 instrument. The fair value of the interest rate swaps is determined using observable market inputs such as current interest rates and is considered non-performance risk of the Company and of its counterparties.
Note 7 - Leasing activities
The Company leases most of its restaurants and corporate office under operating leases.  Certain leases of restaurant space for which the Company was significantly involved in the construction thereof and that do not meet sale-leaseback accounting criteria are accounting for as financing transactions (see Note 1 for details).  The Company's leasing arrangements have various expiration dates. In addition to base rents, leases typically require the Company to pay its share of common area maintenance, insurance, real estate taxes and other operating costs. Certain leases also include provisions for contingent rentals based upon sales. Total rent expense related to these third-party operating leases for the years ended January 2, 2018, January 3, 2017, and December 29, 2015, was approximately $5,800,000, $4,900,000, and $4,300,000, respectively, which includes contingent rent expense based upon sales of approximately $445,000, $396,000, and $258,000, respectively.

During the years ended January 2, 2018, January 3, 2017, and December 29, 2015, the Company sublet a portion of one of its restaurants. Rental income for the years ended January 2, 2018, January 3, 2017 and December 29, 2015 was $107,200, $101,600, and $93,600, respectively, and is included in rent expense.
Future minimum rental payments due under non-cancellable operating leases for existing restaurants and commitments for restaurants under development as of January 2, 2018 were as follows:

2018	$5,650,857
2019	8,233,643
2020	8,508,672
2021	8,362,987
2022	8,579,615
Thereafter	39,690,348
Total	$79,026,122
Future minimum payments due under financing lease obligations for existing restaurants and commitments for restaurants whose development had not yet commenced as of January 2, 2018 were as follows:

2018	$1,282,968
2019	1,301,331
2020	1,355,876
2021	1,397,529
2022	1,422,813
Thereafter	4,544,561
Total	$11,305,078

Note 8 - Recapitalization transaction
On December 15, 2015, the Company completed a recapitalization that resulted in paying off all of the Company's Preferred Shareholders (plus accrued interest) and the sale of 39.344% of the Company's fully diluted common stock to a single investor. In order to have additional capital to pay shareholders and still have an available line of credit for growth, the Company amended its credit agreement increasing its borrowing capacity from $34,000,000 to $74,000,000. Concurrently, the Company used part of the capacity to borrow $24,736,510 that was used to redeem shareholder's interest. Simultaneously with the debt refinancing, the Company received $60,000,000 for the sale of its common stock. The Company also used $2,545,788 of existing cash to complete the transaction. A total of $87,282,298 was used as follows: $5,000,000 was held by the Company; $47,091,754 was distributed to common shareholders ($43,029,474 to Class A, $2,719,284 to Class B and $1,342,996 to Class C) for the sale of their units at $44 per unit; $31,982,537 was used to pay off Preferred Shareholder interest and $3,208,007 was used to pay transaction related costs. Included in the transaction costs were deferred financing costs of $919,231 (Note 5), advisory and legal fees of $949,632, bonuses of $1,139,144, and $200,000 to purchase artwork from a member (Note 12). The bonuses were paid to long-term employees who were not shareholders of the Company.
Note 9 - Member's equity
Series A Preferred Units
The Company authorized 24,286,977 shares of Series A Preferred Units ("Series A"). Holders of Series A are ranked senior to all other securities with respect to dividends and with respect to distributions upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Holders of Series A units are entitled to dividends at an annual rate of 8% compounded quarterly. Upon liquidation, Series A Preferred members are entitled to distributions before other securities holders, equal to the remaining proceeds, after payments of the Company's debts and obligations to creditors, plus any unpaid dividends in arrears. During the year ended December 29, 2015, before the recapitalization on December 15, 2015, 78,843 units of Series A were redeemed for $100,000. As a result of the recapitalization (Note 8), all the remaining Series A units including dividends in arrears were converted and redeemed for $31,982,537. As of January 2, 2018, January 3, 2017 and December 29, 2015, there were no outstanding Series A Preferred Units.

Class A Common Units
The Company authorized and issued 2,698,553 shares of Class A Common Units ("Class A"). Holders of Class A Units are ranked first with respect to distributions upon any voluntary or involuntary liquidations, dissolutions or winding up of the Company. During 2015, in connection with the recapitalization (Note 8), 977,924 of Class A Common Units were redeemed by existing shareholders for $43,029,474 or approximately $44 per units. During 2015, also in connection with the recapitalization (Note 8) 1,363,612 Common A Units were issued to a single investor for $60,000,000. There were no issuance or redemption of Common A Units during the years ended January 2, 2018 and January 3, 2017. As of January 2, 2018, January 3, 2017, and December 29, 2015, there were 3,084,241 Common A Units authorized, issued and outstanding.
Class B and Class C Common Units
During the years ended January 2, 2018, January 3, 2017, and December 29, 2015, the Company authorized a total of 493,453, 469,794 units, and 473,568, respectively, that could be designated as either Class B or Class C Common Units. Concurrently with the recapitalization (Note 8), 61,802 Common B Options and 32,620 Common C Options were exercised and redeemed. The Common B Options, with no exercise price, were redeemed for $2,719,284 or approximately $44 per unit. The Common C Options, with total exercise price of $92,305, were redeemed for $1,435,301 or approximately $44 per unit. During the year ended January 2, 2018, 2,823 units of Class C Common Units with no exercise price were redeemed for $149,619 at an average unit price of $53 per unit. During the year ended January 3, 2017, 5,032 Class B Common Units, with total exercise price of $8,051, were redeemed for $235,196 at an average unit price of $46.74 and 1,258 Class C Common Units, with exercise price of $18,172, were redeemed for $62,246 or $49.48 per unit. As of January 2, 2018, January 3, 2017, and December 29, 2015, there were no Class B or Class C Common Units outstanding.
Note 10 - Stock-based compensation
In 2012, the Company adopted the 2012 Incentive Equity Plan (the "Plan"). Under the Plan, the Company is authorized to issue 473,568 nonqualified options. The options may be designated as either Class B or Class C incentive units and can only be made available to eligible participants. Class B Options granted under the Plan have a term of four years and are vested over a four-year period. In August 2015, the Company issued 21,176 shares of Class B Options to an officer. The options have a term of four years with an exercise price of $10.50 and a grant date fair value of $589,582. On December 15, 2015, in connection with the recapitalization (Note 8), the Company modified the terms of Class B options issued by giving the holders the option to accelerate vesting of a portion or all of their options and exercise a portion of the options vested. Holders of Class B Options exercised and the Company redeemed 61,802 Class B options for a net redemption value of $2,719,284. During the year ended January 2, 2018, the Company granted 47,931 Class B options at an average exercise price of $57.84 per unit and 11,848 Class C options at an exercise price of $60.24 per unit. During the year ended January 3, 2017, the Company granted 36,431 Class B options at an average exercise price of $47.59 per unit and 11,847 Class C options at an exercise price of $49.48 per unit. As of January 2, 2018, January 3, 2017, and December 29, 2015, there were 229,868, 179,006, and 145,091 Class B Incentive Units issued and outstanding, respectively, with an average exercise price of $20.97, $9.55, $7.65 per share, respectively.
The Company estimated the fair value of each option award on the date of grant using the option pricing Black-Scholes Model ("BSM"). The expected volatility of the options was based on historical volatilities of comparable companies as determined by management. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company's employee and consultant options. The dividend yield assumption is based on the Company's intent not to issue a dividend under its dividend policy.
The fair value of stock-based payment awards was established using the BSM with the following assumption and weighted average fair values:

Weighted average
Volatility	35.00 - 30.00%
Risk-free interest rate	2.41 - 2.19%
Expected term	4 years
Dividend rate	0
Fair value per share on grant date	$13.11 - $12.75

Class C Options vest upon certain liquidation events and are subject to achieving certain levels of returns. During 2015, prior to the recapitalization, the Company issued 62,351 units of Class C Options. On December 15, 2015, in connection with the recapitalization (Note 8), the Company gave the holders of issued Class C Options the opportunity to vest, exercise, and redeem a portion of their Class C options. As a result, 90,586 Class C Options were vested, of which 32,621 options were exercised by the holders and redeemed by the Company for a net redemption price of $1,342,996. As a result of the modification, the Company recognized compensation expenses of $3,708,979 on Class C Options. As of January 2, 2018, January 3, 2017, and December 29, 2015, there were a total of 251,737, 242,713 and 236,515 Class C Incentive Units issued and outstanding, respectively, with an average exercise price of $8.53, $5.05, and $2.26, respectively.
As of January 2, 2018, January 3, 2017, and December 29, 2015, there were 0, 8,520, and 91,962 undesignated options, respectively, available for grant under the Plan. There were 195,464 vested options under the Plan as of January 2, 2018, 180,885 options vested under the Plan as of
January 3, 2017, and 173,988 options vested under the Plan as of December 29, 2015. For the year ended January 2, 2018, the Company recognized stock-based compensation expense of $338,194 relating to Class B Options. For the year January 3, 2017, the Company recognized stock-based compensation expense of $207,240 relating to Class B Options. For the year ended December 29, 2015, the Company recognized total stock-based compensation expenses of $3,842,080, of which $133,101 relates to Class B Options and $3,708,979 relates to Class C Options. For the years ended January 2, 2018 and January 3, 2017, no Class C Options were vested and no compensation expense was recorded, as the triggering event was not probable. Stock-based compensation expense is included in general and administrative expenses in the consolidated statements of operations. As of January 2, 2018, January 3, 2017, and December 29, 2015, there was $1,090,305, $810,509, and $550,402, respectively, of unrecognized compensation expense.
Note 11 - Contingencies
During the year ended January 3, 2017, the Connecticut Department of Consumer Protection investigated the Company for its practices regarding accepting rebates for certain alcohol purchases. During the year ended January 3, 2017, the Company recorded an estimated loss from settlement relating to this investigation of $1,518,975. During the year ended January 2, 2018, this matter was finalized and the Company settled for $695,000, and recognized a net settlement gain of $673,973.
During the fourth quarter of 2017, the Company encountered loss in sales as a result of two separate unforeseen circumstances. As of January 2, 2018, the Company recorded a receivable of $1,051,511 from its insurance carriers, of which approximately $744,068 was subsequently collected.
The Company is involved in various legal matters arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.
Note 12 - Related party transactions
Management fees
The Company pays an annual management fee to Rosser Capital Partners. The Company recorded management fees of $406,753, $383,515, and $230,563, respectively, for the years ended January 2, 2018, January 3, 2017, and December 29, 2015. No amounts were outstanding as of January 2, 2018, January 3, 2017, and December 29, 2015.
Art agreement
On December 15, 2015, the Company entered into an agreement with an officer of the Company to purchase his artwork. In connection with this agreement, the Company paid the officer $200,000 for all existing artwork in the Company's restaurants, at the date of the agreement. For each restaurant to be opened subsequent to December 15, 2015, the Company will pay the officer $40,000 plus supply costs, per location, for his artwork. The contract expires on December 15, 2020 and can be canceled at any time by either party with proper notice and without penalty. For the years ended January 2, 2018 and January 3, 2017, the Company paid the officer $177,447 and $213,320, respectively.
Other related party transactions
The Company sells food and beverages for events catered by Top Spin Events, LLC, an entity owned by certain officers of the Company. During the years ended January 2, 2018, January 3, 2017, and December 29, 2015, revenue from Top Spin Events, LLC was $85,554, $82,719, and $67,537, respectively. As of January 2, 2018, January 3, 2017, and December 29, 2015, there were no outstanding accounts receivable from Top Spin Events, LLC.
During the years ended January 2, 2018 and January 3, 2017, two of the Company's restaurants lease from properties owned by one investor. Payments in connection with these leases were $228,955 and $227,260, respectively. During the year ended December 29, 2015, three of the Company's restaurants leased space from properties owned by two investors. Payments in connection with these leases during the year ended December 29, 2015 were $552,825.

On March 3, 2017, the Company issued a loan of $1,215,000 to an officer of the Company. On June 28, 2017, the officer repaid $100,000. The loan accrues interest at a rate of 1.01%, and the Company recorded interest income of $9,835 for the year ended January 2, 2018. As of January 2, 2018, $1,115,000 is outstanding.
Note 13 - Letters of credit
As part of the Company's credit agreement with a lender (see Note 5), the Company has a $5,000,000 revolver, which is used for letters of credit when necessary. As of January 2, 2018, January 3, 2017, and December 29, 2015, the Company has outstanding letters of credit totaling approximately $301,500 for security deposits in lieu of cash.
Note 14 - Restatement
Subsequent to the issuance date of the Company's January 2, 2018 consolidated financial statements, the Company determined that certain leasing arrangements that had previously been accounted for as operating leases met the criteria for build-to-suit accounting treatment. Further, it was determined that these arrangements did not meet the accounting criteria for sale-leaseback accounting due to the Company's continuing involvement post-construction. As such, the Company has restated its consolidated financial statements as of and for the years ended January 2, 2018, January 3, 2017 and December 29, 2015 to appropriately account for the related leases as financing lease obligations and the completed construction projects as building improvements. The effect of the restatement on the Company's consolidated financial position, results of operations and cash flows are as follow:

	January 2, 2018	January 3, 2017	December 29, 2015
Property and equipment, net, as previously reported	$53,031,606	$40,699,246	$32,176,644
Adjustment	4,158,075	2,907,633	1,702,326
As restated	$57,189,681	$43,606,879	$33,878,970

	January 2, 2018	January 3, 2017	December 29, 2015
Total assets, as previously reported	$95,389,417	$79,957,251	$76,001,694
Adjustment	4,158,075	2,907,633	1,702,326
As restated	$99,547,492	$82,864,884	$77,704,020

	January 2, 2018	January 3, 2017	December 29, 2015
Financing lease obligations, as previously reported	$—	$—	$—
Adjustment	4,547,242	3,530,851	2,089,697
As restated	$4,547,242	$3,530,851	$2,089,697

	January 2, 2018	January 3, 2017	December 29, 2015
Deferred rent, as previously reported	$8,867,624	$5,758,700	$4,103,678
Adjustment	(2,178,158)	(1,605,348)	(936,302)
As restated	$6,689,466	$4,153,352	$3,167,376

	January 2, 2018	January 3, 2017	December 29, 2015
Total liabilities, as previously reported	$75,997,562	$67,173,447	$67,654,238
Adjustment	2,369,084	1,925,503	1,153,395
As restated	$78,366,646	$69,098,950	$68,807,633

	January 2, 2018	January 3, 2017	December 29, 2015
Members' equity, as previously reported	$19,391,855	$12,783,804	$8,347,456
Adjustment	1,788,991	982,130	548,931
As restated	$21,180,846	$13,765,934	$8,896,387

	January 2, 2018	January 3, 2017	December 29, 2015
Restaurant occupancy costs, as previously reported	$6,607,042	$5,570,030	$4,689,411
Adjustment	(848,476)	(705,995)	(426,359)
As restated	$5,758,566	$4,864,035	$4,263,052

	January 2, 2018	January 3, 2017	December 29, 2015
Depreciation and amortization, as previously reported	$6,992,233	$5,120,926	$3,801,875
Adjustment	(880,443)	(512,775)	(316,403)
As restated	$6,111,790	$4,608,151	$3,485,472

	January 2, 2018	January 3, 2017	December 29, 2015
Pre-opening costs, as previously reported	$2,315,447	$1,790,499	$1,644,771
Adjustment	(181,579)	(62,439)	(120,261)
As restated	$2,133,868	$1,728,060	$1,524,510

	January 2, 2018	January 3, 2017	December 29, 2015
Interest expense, as previously reported	$2,594,673	$2,735,354	$1,486,298
Adjustment	1,103,637	848,010	533,368
As restated	$3,698,310	$3,583,364	$2,019,666

	January 2, 2018	January 3, 2017	December 29, 2015
Net Income (loss), as previously reported	$6,887,073	$4,500,327	$(1,050,992)
Adjustment	806,861	433,199	329,655
As restated	$7,693,934	$4,933,526	$(721,337)

	January 2, 2018	January 3, 2017	December 29, 2015
Net cash provided by operating activities, as previously reported	$15,436,323	$10,478,110	$14,202,516
Adjustment	946,545	760,087	457,880
As restated	$16,382,868	$11,238,197	$14,660,396

	January 2, 2018	January 3, 2017	December 29, 2015
Net cash provided by (used in) financing activities, as previously reported	$3,632,137	$(2,978,152)	$9,292,048
Adjustment	(946,545)	(760,087)	(457,880)
As restated	$2,685,592	$(3,738,239)	$8,834,168
As a result of the above restatement, opening members' equity as of December 30, 2014 has also been restated. The restatement increased total members' equity by $219,276 from $24,970,200, as previously reported, to $25,189,476, as restated.
Note 15 - Subsequent events
On January 19, 2018, the Company borrowed $4,000,000 from its primary lender under the terms described in Note 5. The Company borrowed the money to fund new unit construction.
On May 7, 2018, the Company entered into a definitive agreement to be acquired by Del Frisco's Restaurant Group, Inc.